Exhibit 99.1

INTRAWARE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

ORINDA, Calif. - [September 18, 2003] – Intraware, Inc. (Nasdaq: ITRA), a leading provider of electronic software delivery and management (ESDM) solutions designed to simplify software delivery, increase customer satisfaction and reduce costs for the enterprise software publisher and other Fortune 1000 companies, today reported its financial results for its second quarter ended August 31, 2003.

Revenues for the second quarter of fiscal year 2004 were $2.5 million compared to $2.8 million in the preceding quarter.  Revenues for the year-earlier quarter were $3.3 million, which included $0.6 million in revenues from the company’s exited third-party reseller business.  Revenues from total Online services and technology related to SubscribeNet services sales decreased from $1.8 million in the first quarter of fiscal year 2004 to $1.6 million in the second quarter.  This expected decrease was primarily due to the narrowing of the scope of the company’s relationship with Sun Microsystems, Inc., as discussed in Intraware’s last quarterly earnings release.  Alliance and reimbursement revenues in the second quarter of fiscal year 2004 were $0.8 million compared to $0.9 million in the previous quarter.  Gross profit margins exceeded 55% in the second quarter, down slightly from 57% gross profit margins in the immediately preceding quarter as a result of lower revenues.

Net loss for the second quarter of fiscal year 2004 was $(1.0) million compared to a loss of $(0.9) million in the quarter ended May 31, 2003.  The second quarter marks the third consecutive quarter in which net loss has been $(1.0) million or less, despite the decrease in revenues associated with Sun Microsystems, Inc.  Second quarter fiscal year 2004 net loss per share was $(0.02), which is consistent with the preceding quarter’s net loss per share.

Cash used in operations decreased from $0.7 million in the first quarter of fiscal year 2004 to $0.4 million in the second quarter.  Total cash and cash equivalents decreased by $0.5 million.  Shortly after the close of Intraware’s second fiscal quarter, the company received gross proceeds of $6.2 million from a private placement of common stock to investment funds and accounts managed by Apex Capital, LLC.

Operating Highlights

Intraware signed six key customer contracts during the second quarter of fiscal year 2004 — four new SubscribeNet customer wins, one renewal with Hyperion Solutions Corporation, and its first contract for the SubscribeNet-InstallShield solution.  The four new SubscribeNet customer contracts included Plumtree Software, Inc., Zaplet, Inc., and Bivio Networks.

During the second quarter, Intraware signed a strategic alliance with InstallShield Software Corporation, the acknowledged leader in software installation, deployment packaging, and updating solutions.  The Intraware-InstallShield integrated solution enables software publishers to rapidly, proactively and selectively notify customers of update availability and offer those customers a variety of secure, export-compliant and automated options for deploying these updates on an enterprise-wide basis, all through one user-friendly Web interface.  Within days of signing the agreement with InstallShield, Intraware signed its first customer contract for the SubscribeNet-InstallShield solution.

In the first quarter of fiscal year 2004, Intraware entered into an alliance with Nexstra, a leading provider of comprehensive, outsourced, on demand physical fulfillment services for enterprise software companies.  In August 2003, Intraware recognized its first revenues from the Nexstra alliance, which resulted from a contract signed earlier in the second quarter with Documentum, Inc.

Maintaining its technology lead, Intraware released a number of enhancements to the SubscribeNet service in the second quarter.  One of the enhancements to the SubscribeNet service was the creation of localized sites in French, Dutch, and Japanese for production customer use.  Additionally, the SubscribeNet service was extended to enable software publishers to self-manage content on the end user SubscribeNet site.  SubscribeNet also now supports real-time license generation and retrieval.

“Events of the second quarter further solidified Intraware’s position in the electronic software delivery and management vertical,” stated Peter Jackson, President and Chief Executive Officer.  “We made solid progress in the growth in our customer base, both in terms of number of customers and cumulative contract value.  We signed another strategic alliance.  And, we extended the company’s technological lead with a number of important enhancements to the SubscribeNet service.  I am optimistic that these accomplishments will help drive encouraging growth numbers for Intraware.”

Business Outlook

Intraware expects third quarter of fiscal year 2004 revenues to be $2.5 million to $2.8 million.  Net loss per share attributable to common stockholders in the third quarter is expected to be $(0.01) to $(0.02).

Intraware’s SubscribeNet customer base currently consists of 35 customers and is expected to grow in the remaining two quarters of fiscal year 2004.  The total annual contract value of the existing SubscribeNet customer base was approximately $6.6 million as of August 31, 2003, an increase of over $1.0 million from the preceding quarter.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss second quarter results on September 18, 2003 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2679 and entering confirmation code 468739, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00pm Eastern Standard Time on September 18, 2003, and can be accessed by dialing 719-457-0820 and entering confirmation code 468739.

About Intraware, Inc.

Intraware, Inc. is a leading provider of electronic software delivery and entitlement management (ESDM) solutions for software publishers and other Fortune 1000 companies worldwide. Intraware’s unique and innovative delivery management solutions have attracted strategic relationships with industry leaders such as Macrovision Corporation, Zomax Incorporated and Software Spectrum, Inc. Intraware’s ESDM solutions power business-to-business technology providers and Fortune 1000 companies, including: Business Objects SA, Documentum, Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson. Intraware is headquartered in Orinda, Calif. and can be reached at 888/797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the company is optimistic that recent accomplishments will help drive encouraging growth numbers, that the company expects third quarter revenues to be $2.5 million to $2.8 million; that net loss per share attributable to common stockholders in the third quarter is expected to be $(0.01) to $(0.02); that Intraware’s SubscribeNet customer base is expected to grow in the remaining two quarters of fiscal year 2004; that the total annual contract value of the existing SubscribeNet customer base was approximately $6.6 million as of August 31, 2003; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun ONE software products; unexpected weakness in demand for Intraware’s hosted SubscribeNet ESDM service; weakness in demand for new product and service offerings that Intraware has launched or plans to launch during its 2004 fiscal year; loss or delay of sales or renewals of Intraware’s services due to concerns by current or prospective customers about Intraware’s financial strength or due to decisions by current or prospective customers to develop their own electronic software delivery solutions; any termination by Zomax Incorporated of the Strategic Alliance Agreement between Zomax and Intraware on or after August 2004; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; weakness in the macro economy, which may cause Intraware’s customers and prospective customers to delay technology purchases; a possible increase in mergers, acquisitions and consolidations in Intraware’s customer and prospective customer base, which could cause those customers and prospective customers to delay technology purchases; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K/A for the 2003 fiscal year filed with the Securities and Exchange Commission (SEC) on May 2, 2003, Intraware’s Form 10-Q for the first quarter of the 2004 fiscal year filed with the SEC on July 15, 2003, and Intraware’s Form S-3/A filed with the SEC on September 9, 2003.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2003 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc.  Any other company names or trademarks contained herein are the property of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	August 31, 2003	August 31, 2002	August 31, 2003	August 31, 2002

Revenues:
Software product sales	$88	$554	$202	$2,298
Online services and technology	1,520	1,600	3,240	3,259
Alliance and reimbursement	802	1,151	1,664	2,257
Related party online services and technology	115	27	232	27
Total revenues	2,525	3,332	5,338	7,841
Cost of revenues:
Software product sales	67	449	167	1,662
Online services and technology	636	407	1,259	1,032
Alliance and reimbursement	422	520	912	1,041
Total cost of revenues	1,125	1,376	2,338	3,735
Gross profit	1,400	1,956	3,000	4,106
Operating expenses:
Sales and marketing	695	1,164	1,464	3,655
Product development	757	1,812	1,676	4,007
General and administrative	891	219	1,657	1,806
Amortization of intangibles	—	—	—	1,085
Restructuring	—	—	—	1,391
Impairment of assets	—	389	—	792
Total operating expenses	2,343	3,584	4,797	12,736
Loss from operations	(943)	(1,628)	(1,797)	(8,630)
Interest expense	(61)	(108)	(130)	(2,477)
Interest and other income and expenses, net	12	517	26	482
Gain on sale of Asset Management software business	—	—	—	2,656
Net loss	(992)	(1,219)	(1,901)	(7,969)
Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.18)
Weighted average shares - basic and diluted	53,526	46,535	52,864	43,755

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	August 31, 2003	February 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$5,279	$6,841
Accounts receivable, net	1,159	1,521
Prepaid licenses, services and cost of deferred revenue	301	329
Other current assets	336	338
Total current assets	7,075	9,029
Cost of deferred revenue	73	37
Property and equipment, net	958	1,859
Other assets	9	11
Total assets	$8,115	$10,936

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$589	$683
Accrued expenses	1,023	1,189
Notes payable	963	—
Deferred revenue	2,131	2,495
Related party deferred revenue	498	525
Capital lease and other obligations	33	1,495
Total current liabilities	5,237	6,387
Deferred revenue	316	183
Related party deferred revenue	—	223
Notes payable	1,019	—
Capital lease obligations	—	906
Total liabilities	6,572	7,699
Contingencies
Redeemable convertible preferred stock; $.0001 par value; 10,000 shares authorized:
Series A; 663 and 1,298 shares issued and outstanding at August 31 and February 28, 2003, respectively (aggregate liquidation preference of $1,200 and $2,350 at August 31 and February 28, 2003, respectively).	1,077	2,109
Series B-1; 2 and 49 shares issued and outstanding at August 31 and February 28, 2003, respectively (aggregate liquidation preference of $22 and $486 at August 31 and February 28, 2003, respectively).	16	364
Total redeemable convertible preferred stock	1,093	2,473
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 54,079 and 52,101 shares issued and outstanding at August 31 and February 28, 2003, respectively.	5	5
Additional paid-in-capital	154,463	152,870
Shareholders’ receivable	(30)	—
Unearned stock-based compensation	(8)	(32)
Accumulated deficit	(153,980)	(152,079)
Total stockholders’ equity	450	764
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$8,115	$10,936

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com